Exhibit 10.1

STOCKHOLDERS AGREEMENT

DATED AS OF OCTOBER 12, 2016

AMONG

ADVANCED DISPOSAL SERVICES, INC.

STAR ATLANTIC WASTE HOLDINGS, L.P.

BTG PACTUAL INTERNATIONAL PORTFOLIO FUND II SPC, SEGREGATED PORTFOLIO BTGPH CORP HEDGE

AND

CANADA PENSION PLAN INVESTMENT BOARD

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of October 12, 2016 by and among Advanced Disposal Services, Inc., a Delaware corporation (the “Company”), Star Atlantic Waste Holdings, L.P. (“Star Atlantic”), BTG Pactual International Portfolio Fund II SPC, Segregated Portfolio BTGPH Corp Hedge (“BTG”), and Canada Pension Plan Investment Board (“CPPIB”).

BACKGROUND:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the other parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1                               Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City (and with respect to any CPPIB Entity, in Toronto) are authorized or required by law to close.

“BTG Designee” has the meaning set forth in Section 2.1(b).

“BTG Entity” means each of BTG Pactual International Portfolio Fund II SPC, Segregated Portfolio BTGPH Corp Hedge, any of its affiliates or subsidiaries and any of its and their successors and assigns.

“BTG” has the meaning set forth in the Preamble.

“Closing Date” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“CPPIB” has the meaning set forth in the Preamble.

“CPPIB Designee” has the meaning set forth in Section 2.1(c).

“CPPIB Entity” means each of Canada Pension Plan Investment Board, any of its affiliates or subsidiaries (as such term is defined in the Canada Pension Plan Investment Board Act) and any of its and their successors and assigns.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Highstar Capital Designee” has the meaning set forth in Section 2.1(c).

“Highstar Capital Entity” means each of Highstar Capital L.P., Star Atlantic, and any of their affiliates or subsidiaries and any of their successors and assigns.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Star Atlantic” has the meaning set forth in the Preamble.

“Stockholder” means any of the Highstar Capital Entities, the BTG Entities and the CPPIB Entities.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which:  (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2                               Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires:  (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1                               Election of Directors.

(a)                                 Following the Closing Date, the Highstar Capital Entities shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least:  (i) a majority of the Total Number of Directors, so long as the Highstar Capital Entities collectively beneficially own 50% or more of the outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that the Highstar Capital Entities collectively beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that the Highstar Capital Entities collectively beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that the Highstar Capital Entities collectively beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that the Highstar Capital Entities collectively beneficially own 5% or more, but less than 20%, of the outstanding shares of Common Stock.  For purposes of calculating the number of directors that the Highstar Capital Entities are entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 ¼) Directors shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors.  At the request of the Highstar Capital Entities for so long as the Board is classified, the number of Directors nominated by the Highstar Capital Entities in each class shall be as nearly equal as possible.

(b)                                 Following the Closing Date, the BTG Entities shall have the right, but not the obligation, to nominate to the Board one (1) designee, so long as the BTG Entities collectively beneficially own 5% of the outstanding shares of Common Stock.  Any person whom the BTG Entities shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as the “BTG Designee”.

(c)                                  Following the Closing Date, the CPPIB Entities shall have the right, but not the obligation, to nominate to the Board one (1) designee, so long as the CPPIB Entities collectively beneficially own 5% of the outstanding shares of Common Stock.  Any person whom the CPPIB Entities shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as the “CPPIB Designee”.

(d)                                 In the event that the Highstar Capital Entities have nominated less than the total number of designees the Highstar Capital Entities shall be entitled to nominate pursuant to Section 2.1(a), the Highstar Capital Entities shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to (x) enable the Highstar Capital Entities to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by the Highstar Capital Entities to fill such newly-created vacancies or to fill any other existing vacancies.  Each such person whom the Highstar Capital Entities shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Highstar Capital Designee”.

(e)           In the event that a vacancy is created or exists at any time following the death, retirement or resignation of, or any failure to elect, any Director designated by the Highstar Capital Entities, BTG Entities or CPPIB Entities pursuant to this Section 2.1, the remaining Directors and the Company shall, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), cause such vacancy to be filled by a designee of the Highstar Capital Entities, BTG Entities or CPPIB Entities, as applicable, as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(f)            The names and categories of the Directors as of the Closing Date are set forth in Schedule 2.1(f).  The Company agrees, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to include in the slate of nominees recommended by the Board for future elections at any meeting of stockholders called for the purpose of electing Directors the persons designated pursuant to this Section 2.1 (to the extent that Directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof.  The Company is entitled to identify such individual as a Highstar Capital Designee, BTG Designee or CPPIB Designee, as applicable, pursuant to this Agreement.

(g)           Notwithstanding Section 2.1(a) through (f) above, the Company shall not be required to effect the election or appointment of designees which Highstar Capital Entities, BTG Entities or CPPIB Entities are entitled to nominate, if such election or appointment would result in the composition of the Board being in violation of the independence standards under Section 303A of the NYSE Listed Company Manual; provided however, that in the case of such a failure to effect such election or appointment, the Company shall promptly take any commercially reasonable effort to effect the provisions of Section 2.1(a) through (f), including, but not limited to, resizing the Board through the addition of new directors.

(h)           If, at any time, Highstar Capital Entities cease to beneficially own the minimum percentage of outstanding shares of Common Stock necessary under Section 2.1(a) to nominate the percentage of the Total Number of Directors then represented by the then current Highstar Capital Designees, Highstar Capital shall, within 30 days of the event that caused its beneficial ownership to drop below the relevant minimum percentage, cause the necessary number of Highstar Capital Designees to offer to resign from the Board, conditional upon acceptance by the Board, so that the number of Highstar Capital Designees is consistent with Highstar Capital’s new beneficial ownership percentage.

(i)            At such time as either the BTG Entities or the CPPIB Entities cease to beneficially own at least 5% of outstanding shares of Common Stock, as applicable, the BTG Entities or the CPPIB Entities shall, as applicable, within 30 days of the event that caused its beneficial ownership to drop below 5%, cause the BTG Designee or CPPIB Designee, as applicable, to offer to resign from the Board, conditional upon acceptance by the Board.

ARTICLE III.
INFORMATION

3.1          Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.  For so long as the Highstar Capital Entities beneficially own 5% or more of the outstanding shares of Common Stock, the Company shall, and shall cause its Subsidiaries to, permit the Highstar Capital Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary.  For so long as the Highstar Capital Entities beneficially own 5% or more of the outstanding shares of Common Stock, the Company shall, and shall cause its Subsidiaries to, provide the Highstar Capital Entities, in addition to other information that might be reasonably requested by the Highstar Capital Entities from time to time, (i) direct access to the Company’s auditors and officers, (ii) copies of all materials provided to the Company’s board of directors (or equivalent governing body) at the same time as provided to the directors (or their equivalent) of the Company,

(iii) access to appropriate officers and directors of the Company at such times as may be requested by the Highstar Capital Entities, as the case may be, for consultation with each of the Highstar Capital Entities with respect to matters relating to the business and affairs of the Company and its subsidiaries, (iv) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company or any of its respective subsidiaries, and to provide the Highstar Capital Entities, with the right to consult with the Company and its subsidiaries with respect to such actions, and (v) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.1, the “Information”).  The Company agrees to consider, in good faith, the recommendations of the Highstar Capital Entities in connection with the matters on which the Company is consulted as described above.  Subject to Section 3.2, any Highstar Capital Entity (and any party receiving Information from a Highstar Capital Entity) who shall receive Information shall maintain the confidentiality of such Information, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Highstar Capital Entities without the loss of any such privilege.

3.2          Sharing of Information.  Individuals associated with the Highstar Capital Entities, the BTG Entities or the CPPIB Entities may from time to time serve on the boards of directors or similar governing bodies of the Company and its Subsidiaries.  The Company, on its behalf and on behalf of its Subsidiaries, recognize that such individuals (i) will from time to time received non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1) share such information with other individuals associated with the Highstar Capital Entities, the BTG Entities or the CPPIB Entities, as applicable.  Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling the Highstar Capital Entities, the BTG Entities or the CPPIB Entities (as applicable), as equityholders, to better evaluate the Company’s performance and prospects.  The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

ARTICLE IV.
GENERAL PROVISIONS

4.1          Termination.  This Agreement shall terminate, with respect to each group of the Highstar Capital Entities, the BTG Entities or the CPPIB Entities, on the earlier to occur of (i) such time as such group is no longer entitled to nominate a Director pursuant to Section 2.1(a) and (ii) upon the delivery of a written notice by such group to the Company requesting that this Agreement terminate with respect to such group.

4.2          Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when (i) sent by facsimile (receipt confirmed), (ii) delivered personally, (iii) five (5) Business Days after deposit in the U.S. mail and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Advanced Disposal Services, Inc.
90 Fort Wade Road, Suite 200
Ponte Vedra, Florida 32801
Attention: General Counsel

with a copy (not constituting notice) to:

Shearman & Sterling LLP
599 Lexington Avenue

New York, New York 10022
Attention: Richard B. Alsop
Fax: (212) 848-5085

The Highstar Capital Entities’ address is:

Highstar Capital L.P.
277 Park Avenue, 45th floor
New York, New York 10172

The BTG Entities’ address is:

BTG Pactual International Portfolio Fund II SPC, Segregated Portfolio BTGPH Corp Hedge
1209 Orange Street
Wilmington, Delaware 19801

with a copy (not constituting notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Facsimile: (212) 969-2900
Attention: Daniel I. Ganitsky

The CPPIB Entities’ address is:

Canada Pension Plan Investment Board
One Queen Street East
Suite 2500
Toronto, ON
Canada M5C 2W5
Attention:	Managing Director, Head of Relationship Investments
Senior Managing Director, General Counsel and Corporate Secretary

with a copy (not constituting notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Attention: Kevin M. Schmidt

4.3          Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4          Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Stockholder being deprived of the rights contemplated by this Agreement.

4.5          Preemptive Rights.  In the event that the Company grants any preemptive rights with respect to its capital stock or other securities to any Person (including any Stockholder), each Stockholder, as long as such Stockholder has the right to nominate a Board designee pursuant to Section 2.1, shall be entitled to preemptive rights no less favorable than those granted to such Person, and the Company shall promptly execute any documents as may be appropriate to evidence the grant of such rights to the Stockholders.

4.6          Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any Stockholder without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that (i) each Highstar Capital Entity shall be entitled to assign, in whole or in part, to any other Highstar Capital Entity, (ii) each BTG Entity shall be entitled to assign, in whole or in part, to any other BTG Entity, and (iii) each CPPIB Entity shall be entitled to assign, in whole or in part, to any other CPPIB Entity, in each case of the foregoing clauses (i) through (iii), without such prior written consent any of its rights hereunder.

4.7          Third Parties.  Except as provided for in Section 3.2 with respect to any Highstar Capital Entity, any BTG Entity or any CPPIB Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.8          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.9          Jurisdiction; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.10        Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.11        Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.12        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.13        Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.14        Grant of Consent.  Any vote, consent or approval of any entity of each group of the Highstar Capital Entities, BTG Entities or any CPPIB Entities hereunder shall be deemed to be given with respect to such entity if such vote, consent or approval is given by members of such entity’s group having a pecuniary interest in a majority of the shares of Common Stock over which all members of such group then have a pecuniary interest.

4.15        Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.16        Effectiveness.  This Agreement shall become effective upon the Closing Date.

4.17        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any of its past, present or future Affiliates shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

ADVANCED DISPOSAL SERVICES, INC.

By:	/s/ Richard Burke
Name:	Richard Burke
Title:	CEO

STOCKHOLDERS:

STAR ATLANTIC WASTE HOLDINGS, L.P.

By Star Atlantic GP, Inc., its general partner

By:	/s/ Bret Budenbender
Name:	Bret Budenbender
Title:	Managing Director

BTG PACTUAL INTERNATIONAL PORTFOLIO FUND II SPC, SEGREGATED PORTFOLIO BTGPH CORP HEDGE

By:	/s/ Nandikesh Anilkumar Dixit
Name:	Nandikesh Anilkumar Dixit
Title:	Attorney in fact

By:	/s/ Gabriel Femando Barretti
Name:	Gabriel Femando Barretti
Title:	Attorney in fact

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Eric Wetlaufer
Name:	Eric Wetlaufer
Title:	Senior Managing Director & Global Head of Public Market Investments

By:	/s/ Scott Lawrence
Name:	Scott Lawrence
Title:	Managing Director, Head of Relationship Investments

[Signature Page to Stockholders Agreement]

SCHEDULE 2.1(f)

Initial Designated Directors as of the Closing Date

Director	Designee
Bret Budenbender	Highstar Capital Designee
Christopher Beall	Highstar Capital Designee
John Miller	Highstar Capital Designee
Jared Parker	Highstar Capital Designee
Matthew Rinklin	Highstar Capital Designee
Sergio Pedreiro	BTG Designee
Michael Koen	CPPIB Designee
Richard Burke
B. Clyde Preslar

[Signature Page to Stockholders Agreement]